EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2013 Financial Results

•	Record Quarterly Net sales of $1.3 billion

•	GAAP EPS of $1.94 per fully diluted share, Non-GAAP EPS of $2.28 per fully diluted share

•	Cash and Marketable Securities of $1.5 billion, Net Cash of $1.3 billion

TEMPE, Ariz., Oct. 31, 2013 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2013. Net sales were $1.3 billion in the quarter, an increase of $746 million from the prior quarter and an increase of $427 million from the third quarter of 2012. The sequential increase in net sales is primarily attributable to higher systems business project revenues, which included initial revenue recognition of Desert Sunlight and the sale of the ABW projects in Canada. Compared to the third quarter of 2012, the increase in net sales was also attributable to the Desert Sunlight and ABW projects and higher sales volume to third-party module-only customers in the third quarter of 2013, partially offset by initial revenue recognition for Topaz, achieved in the third quarter of 2012.

Revenues for the first nine months of 2013 were $2.5 billion compared to $2.3 billion for the first nine months of 2012.

The Company reported third quarter net income per fully diluted share of $1.94, compared to $0.37 in the second quarter of 2013 and $1.00 in the third quarter of 2012. The third quarter of 2013 was impacted by pre-tax asset impairment charges of $56.6 million related to the recently announced agreement to sell the Company’s facility in Mesa, Arizona. The sale of the facility is expected to provide additional liquidity to the Company in the form of cash sale proceeds, net of costs to sell, of approximately $115 million, and is expected to result in a net reduction in annual operating expenses (including both depreciation expense and cash expenditures) of approximately $10 million. The Company expects the Net cash proceeds from the sale to be received in the fourth quarter of this year. Excluding the impact of the asset impairment charge, Non-GAAP net income per fully diluted share was $2.28. The sequential increase in Non-GAAP earnings is primarily attributable to the initial revenue recognition of Desert Sunlight, the sale of the ABW projects, and higher sales volumes to third-party module-only customers in the third quarter compared to the second quarter. The year over year increase in earnings was primarily due to higher systems business project revenue, higher manufacturing utilization and higher module sales to third-party customers in the third quarter of 2013 compared to the third quarter of 2012.

Cash and Marketable Securities at the end of the third quarter were approximately $1.5 billion, an increase of approximately $247 million compared to the end of the second quarter of 2013. The Company’s Net Cash grew to approximately $1.3 billion, an increase of approximately $274 million from the second quarter of 2013. Cash flows from operations were $375 million in the third quarter, compared to $222 million for the second quarter of 2013.

The Company also posted its Earnings Call Presentation, which included updated guidance for 2013 on the Company’s website at http://investor.firstsolar.com.

The updated guidance is as follows:

2013 Guidance Update	Current	Prior
Net Sales	$3.4B to $3.6B	$3.6B to $3.8B
Gross Margin (%)	24% to 26%	22% to 23%
Operating Expenses	No Change	$390M to $410M
Operating Income	$470M to $490M	$405M to $435M
Effective Tax Rate	14% to 16%	15% to 17%
Earnings Per Share*	$4.25 to $4.50	$3.75 to $4.25
Operating Cash Flow	$0.7B to $0.9B	$0.8B to $1.0B
Capital Expenditures	$300M to $350M	$350M to $400M
Working Capital**	$50M to $150M	$50M to $200M
* Includes per-share impact of Equity Offering and GE Shares ** Expected decrease in working capital from Dec. 31, 2012

“The third quarter marks a key milestone in our Company’s progress in achieving the strategic objectives we outlined during our Analyst Day event in April,” said Jim Hughes, CEO of First Solar. “During the quarter we delivered on several key objectives, including additional bookings of 860MWdc, significant reductions to our module manufacturing cost, and strong financial performance. With these encouraging results achieved, we move forward, focusing on strengthening our leadership position in the marketplace and achieving our strategic objectives for future success.”
For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the table below.
First Solar has scheduled a conference call for today, October 31, 2013 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Wednesday, November 6, 2013 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 6970466. A replay of the webcast will be available on the Investors section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its module and systems technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, solar module efficiency and balance of systems (“BoS”) cost reduction roadmaps, restructuring, product reliability and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct photovoltaic (“PV”) solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated and supplemented by risk factors included in our Prospectus dated June 12, 2013 filed with the SEC pursuant to Rule 424(b)(5) (the “Prospectus”), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts
First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com
or
Ryan Ferguson
+1 602 414-9315
rferguson@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,192,648	$901,294
Marketable securities	339,236	102,578
Accounts receivable trade, net	147,741	553,567
Accounts receivable, unbilled and retainage	436,773	400,987
Inventories	311,700	434,921
Balance of systems parts	139,937	98,903
Deferred project costs	752,241	21,390
Deferred tax assets, net	24,649	44,070
Assets held for sale	164,358	49,521
Note receivable affiliate	—	17,725
Prepaid expenses and other current assets	87,283	207,368
Total current assets	3,596,566	2,832,324
Property, plant and equipment, net	1,397,784	1,525,382
Project assets and deferred project costs	590,897	845,478
Deferred tax assets, net	324,275	317,473
Restricted cash and investments	278,753	301,400
Goodwill	84,985	65,444
Inventories	130,811	134,375
Retainage	277,960	270,364
Other assets	180,679	56,452
Total assets	$6,862,710	$6,348,692
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$184,837	$350,230
Income taxes payable	6,337	5,474
Accrued expenses	364,545	554,433
Current portion of long-term debt	60,329	62,349
Payments and billings for deferred project costs	888,124	94,535
Other current liabilities	132,014	34,353
Total current liabilities	1,636,186	1,101,374
Accrued solar module collection and recycling liability	214,262	212,835
Long-term debt	168,885	500,223
Payments and billings for deferred project costs	10,502	636,518
Other liabilities	413,500	292,216
Total liabilities	2,443,335	2,743,166
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 99,438,507 and 87,145,323 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	99	87
Additional paid-in capital	2,629,137	2,065,527
Accumulated earnings	1,817,511	1,529,733
Accumulated other comprehensive (loss) income	(27,372)	10,179
Total stockholders’ equity	4,419,375	3,605,526
Total liabilities and stockholders’ equity	$6,862,710	$6,348,692

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales	$1,265,587	$839,147	$2,540,552	$2,293,534
Cost of sales	901,553	600,431	1,867,094	1,734,332
Gross profit	364,034	238,716	673,458	559,202
Operating expenses:
Research and development	34,984	32,372	95,879	100,821
Selling, general and administrative	63,870	73,507	204,600	217,511
Production start-up	—	1,595	2,768	6,186
Restructuring and asset impairments	57,276	24,197	62,004	444,262
Total operating expenses	156,130	131,671	365,251	768,780
Operating income (loss)	207,904	107,045	308,207	(209,578)
Foreign currency (loss) gain	(705)	3	(155)	34
Interest income	4,197	3,405	12,549	9,695
Interest expense, net	(275)	(2,902)	(1,900)	(11,194)
Other income (expense), net	(2,433)	3,210	(2,762)	665
Income (loss) before income taxes	208,688	110,761	315,939	(210,378)
Income tax expense	13,650	22,844	28,161	40,138
Net income (loss)	$195,038	$87,917	$287,778	$(250,516)
Net income (loss) per share:
Basic	$1.98	$1.01	$3.14	$(2.89)
Diluted	$1.94	$1.00	$3.08	$(2.89)
Weighted-average number of shares used in per share calculations:
Basic	98,720	86,992	91,751	86,785
Diluted	100,378	87,765	93,517	86,785

Non-GAAP Financial Measures

The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for Restructuring and Asset Impairments Expense. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.
Restructuring and Asset Impairments: Included in our GAAP presentation of operating expenses, restructuring and asset impairment costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our Long Term Strategic Plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring and asset impairment costs from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended September 30, 2013 (In thousands except per share data)
	GAAP	Restructuring and Asset Impairments		Non-GAAP
Income before income taxes	$208,688	$57,276		$265,964
Income tax (benefit) expense	13,650	22,972	(1)	36,622
Net income	$195,038	$34,304		$229,342

Net income per fully diluted share (2)	$1.94	$0.34		$2.28

Weighted-average shares outstanding	100,378	100,378		100,378

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.